 As filed pursuant to Rule 424(b)(3)

Registration Nos. 333-283158

Supplement No. 1 dated August 5, 2025

To prospectus supplement dated November 13, 2024

(To Prospectus dated November 12, 2024)

Up to $400,000,000

LTC PROPERTIES, INC.

Common Stock

This supplement is being filed to supplement and amend certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission on November 13, 2024 (the “prospectus supplement”) and the base prospectus dated November 12, 2024 (the “prospectus”), pursuant to an equity distribution agreement ( the “Equity Distribution Agreement”) with Citizens JMP Securities, LLC, BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Huntington Securities, Inc., and Wedbush Securities Inc., as sales agents and/or principal (individually, an “Agent,” and collectively, the “Agents”), and in certain cases, except for Wedbush Securities Inc., as agents for the Forward Purchasers (as defined below) (individually, a “Forward Seller,” and collectively, the “Forward Sellers”), and Citizens JMP Securities, LLC, Bank of Montreal, KeyBanc Capital Markets Inc., Wells Fargo Bank, National Association, and Huntington Securities, Inc., as purchasers for certain forward sale agreements as described in the prospectus supplement (individually, a “Forward Purchaser,” and collectively, the “Forward Purchasers”), relating to the offer and sale of shares of our common stock, par value $0.01 per share (“common stock”), having an aggregate offering price of up to $400.0 million. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement. This supplement should be read in conjunction with the prospectus supplement and the accompanying prospectus. Except as set forth below, the prospectus supplement and accompanying prospectus, as updated by the documents incorporated by reference in the prospectus supplement, remain unchanged.

Effective August 5, 2025, we terminated the Equity Distribution Agreement with respect to BMO Capital Markets Corp., Bank of Montreal and Wedbush Securities Inc. As a result of such termination with respect to BMO Capital Markets Corp., Bank of Montreal, and Wedbush Securities Inc., no further offers or sales of our common stock will be made through BMO Capital Markets Corp., Bank of Montreal or Wedbush Securities Inc. pursuant to the prospectus supplement and the accompanying prospectus. The Equity Distribution Agreement otherwise remains in full force and effect with respect to the remaining Agents, Forward Sellers, and Forward Purchasers (collective, the “Remaining Parties”).

In addition, effective August 5, 2025, we entered into an Amendment No. 1 to Equity Distribution Agreement with the Remaining Parties, RBC Capital Markets, LLC and BTIG, LLC (the “Additional Agents”), RBC Capital Markets, LLC and Nomura Securities International, Inc. (acting through BTIG, LLC as agent) (the “Additional Forward Sellers”), and Royal Bank of Canada and Nomura Global Financial Products, Inc. (the “Additional Forward Purchasers”) to add (i) the Additional Agents as sales agents and/or principal, (ii) the Additional Forward Sellers as agents for the Additional Forward Purchasers, and (iii) the Additional Forward Purchasers as purchasers for certain forward sale agreements as described in the prospectus supplement. Accordingly, each reference to the term “Agent” or “Agents” in the prospectus supplement is hereby amended to include the Additional Agents and shall no longer include BMO Capital Markets Corp.; each reference to the term “Forward Seller” or “Forward Sellers” in the prospectus supplement is hereby amended to include the Additional Forward Sellers and shall no longer include BMO Capital Markets Corp.; and each reference to the term “Forward Purchaser” or “Forward Purchasers” in the prospectus supplement is hereby amended to include the Additional Forward Purchasers and shall no longer include Bank of Montreal.

As of the date of this supplement, we have sold 637,600 shares, or $23.6 million, of common stock through the Equity Distribution Agreement, leaving a remaining aggregate offering amount of $376.4 million available for offer and sale under the Equity Distribution Agreement pursuant to this supplement, the prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NYSE under the symbol “LTC.” On August 4, 2025, the last reported sale price of our common stock on the NYSE was $34.74 per share.

To assist us in qualifying as a real estate investment trust for U.S. federal income tax purposes (“REIT”), our charter contains certain restrictions relating to the ownership and transfer of shares of our capital stock. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion on page S-5 of the prospectus supplement under the heading “Risk Factors,” as well as the risk factors discussed under the heading “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K and in the other documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which we incorporate into this prospectus supplement by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This supplement is not complete without the prospectus supplement and accompanying prospectus, and we have not, and the Agents, the Forward Sellers, and the Forward Purchasers, have not, authorized anyone to deliver or use this supplement without the prospectus supplement and accompanying prospectus.

Citizens Capital Markets

KeyBanc Capital Markets

Wells Fargo Securities

Huntington Capital Markets

RBC Capital Markets

BTIG

The date of this supplement to the prospectus supplement is August 5, 2025.